Exhibit 99.1

Dynatronics Corporation Announces Leadership Transition

COTTONWOOD HEIGHTS, UT (February 21, 2018) – Dynatronics Corporation (NASDAQ:DYNT) today announced leadership changes to its Board of Directors and executive management team, including the separation of its chairmanship and chief executive officer positions. Kelvyn Cullimore, Chairman and, since 1992, President and Chief Executive Officer of Dynatronics, will step down from those roles. He will be replaced as Chief Executive Officer upon appointment of a successor, which is expected by June 30, 2018. Mr. Cullimore will continue to serve as a non-employee member of the Board of Directors. The company also announced the appointment of Erin S. Enright as Chairman of the Board of Directors effective immediately.

The office of President of Dynatronics Corporation will not be filled, due to a realignment of the operations that was also announced today. The company announced the creation of its Therapy Products Division, comprising the operations of Dynatronics Corporation prior to the Company’s recent acquisitions of Hausmann Industries and Bird & Cronin, and the appointment of Brian Baker as President of the newly designated division.

CEO Succession Process

Dynatronics’ Board of Directors is implementing a transition process to allow a smooth transfer of Mr. Cullimore's responsibilities while it undertakes a search for a new CEO. The Board has formed a search committee, led by Ms. Enright, to identify and select a successor to Mr. Cullimore. Other members of the committee include independent directors Scott Klosterman, Chairman of the Board’s Compensation Committee, and Brian Larkin.

"These leadership changes will clarify Dynatronics’ structure and strengthen the company’s foundation to support its growth and profitability," Ms. Enright explained. “Separating the Chairman of the Board and the CEO roles will provide the appropriate governance structure to balance the Board’s independent authority to oversee the business and the CEO’s management of the business day-to-day.”

Mr. Cullimore commented, "It has been my distinct pleasure to serve Dynatronics since my father and I founded the company in 1979. In that time, we have positioned the company as a global leader in the rapidly developing areas of physical therapy, athletic training and orthopedics. The partnership with Prettybrook Partners in 2015, set the company on a strong growth trajectory, which we plan to accelerate in the years ahead. I believe the time is right to divide my responsibilities and transition to a new CEO to lead us through this next stage of growth. I am proud of our more than three decades of accomplishments and look forward to continuing my contributions to the success of the company as a member of the Board of Directors.”

Appointment of New Chairman of the Board of Directors

Erin S. Enright, has been appointed Chairman of the Board of Directors, effective immediately. She has been a director of the company since 2015 and has served as the Chairman of the Nominating and Governance Committee. Ms. Enright noted, "Under Kelvyn's leadership, numerous organizational and operational improvements have been made and new businesses and markets have been opened. His leadership has positioned the company to take advantage of Dynatronics’ many opportunities. We are very appreciative of Kelvyn's contributions and his continued desire to support the company's objectives. We wish him every future success and happiness. I am excited about the company’s prospects and look forward to leading our Board of Directors."

Erin S. Enright is a Managing Member of Prettybrook Partners, LLC, a private investment firm, and a general partner and member of the board of Tigerlabs, a Princeton-based business accelerator. She was the President of Lee Medical, a medical device manufacturer based in Plainsboro, New Jersey, from 2004-13. Ms. Enright served on the Board of Directors and the Audit Committee of Biolase, Inc. (NASDAQ: BIOL) during 2013, and from 2010 to 2015 served on the Board of Directors of Ceelite Technologies, LLC. She served as Chief Financial Officer of InfuSystem, Inc. from 2005 to 2007. From 1993 to 2003, Ms. Enright was with Citigroup, most recently as a Managing Director in its Equity Capital Markets group. While at Citigroup, Ms. Enright was Chairperson of the firm’s Institutional Investors’ Committee, responsible for screening and approving the firm’s participation in equity underwritings and a member of the Citigroup Global Equity Commitment Committee, responsible for reviewing and approving the firm’s underwritings. From 1989 until 1993, Ms. Enright was an attorney with Wachtell, Lipton, Rosen & Katz in the firm’s New York office. Ms. Enright received her A.B. from the Woodrow Wilson School of Public and International Affairs at Princeton University and a J.D. from the University of Chicago Law School.

Designation of Therapy Products Division and Appointment of Division President

The company also announced the designation of the new Therapy Products Division, to be led by veteran medical device executive Brian Baker, effective immediately. As Dynatronics continues to lead the physical therapy market with world-class innovative products, this new division consolidates the company’s legacy Utah and Tennessee activities under Baker’s leadership.

“Brian Baker brings decades of experience in optimizing business processes, product development, operations and expanding distribution. In this newly created role, he is uniquely positioned to propel and expand our modalities and other capabilities worldwide,” said Ms. Enright, Chairman of Dynatronics. “We believe that Brian has the skills and focus to drive growth and profitability in the Therapy Products Division at what is an exciting time for the industry.”

Baker will report to Mr. Cullimore until a successor CEO is appointed.

Prior to joining Dynatronics, Mr. Baker served as Vice President, Global Operations for SeaSpine Holdings Corporation from July 2015 to January 2018, after serving as Vice President, Operations of the SeaSpine business within Integra LifeSciences Holdings Corporation from March 2015. From November 2013 until March 2015, Mr. Baker was an industry consultant providing mergers and acquisitions and business process optimization services. Beginning in 2007, Mr. Baker was with Integra following its acquisition of Physician Industries, Inc., a company which sold pain management products and of which Mr. Baker was President and Chief Executive Officer from 1994 until 2007. At Integra, Mr. Baker served as President of Integra’s Pain Management division from May 2007 to September 2011 and as Vice President, Operations from September 2011 until November 2013. Mr. Baker received a B.A. in business administration from the University of Phoenix.

Financial Impact

As a result of Mr. Cullimore’s anticipated departure, the Company expects to record a charge of approximately $900,000, or approximately $.11 per share in the Company’s third fiscal quarter ending March 31, 2018, for the future severance payments to be made and related expenses incurred under his Employment Agreement dated May 1, 2015. This includes a non-cash compensation expense of $140,000 in connection with the acceleration of the vesting of 72,000 restricted stock awards. The Company will also pay withholding and related employer tax expense of approximately $72,000 in cash during the quarter, which will be settled by withholding shares of stock from the awards having an equivalent value, resulting in the delivery to Mr. Cullimore of approximately 45,000 net shares of common stock. Under the terms of his employment agreement, payment of the severance benefits and other matters relating to Mr. Cullimore’s separation from the company will be governed by a separation and release agreement executed at the time of his separation, and will be paid over a two-year period following termination. For a more detailed schedule of payments please refer to the company’s Form 8K filed today.

About Dynatronics Corporation

Dynatronics Corporation (NASDAQ:DYNT), through its Therapy Products, Hausmann Industries, and Bird & Cronin Divisions, designs, manufactures, markets, and distributes advanced-technology medical devices, therapeutic and medical treatment tables, rehabilitation equipment, custom athletic training treatment tables and equipment, institutional cabinetry, orthopedic soft goods, as well as other specialty patient, rehabilitation and therapy products and supplies. Through its various distribution channels, the company markets and sells its products to physical therapists, chiropractors, athletic trainers, sports medicine practitioners, orthopedists, hospitals, clinics, and other medical professionals, and institutions. More information including earning releases and other financial information are available at www.dynatronics.com/investors. Information about the company’s products and services is available at www.dynatronics.com, www.hausmann.com, and www.birdcronin.com.

Dynatronics Corporation

Investor Relations
Jim Ogilvie
(801) 727-1755
jim.ogilvie@dynatronics.com

For additional information, please visit: www.dynatronics.com
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